Term Sheet No. U200 To the Underlying Supplement dated June 24, 2010, Product Supplement No. U-I dated July 23, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 21, 2010

Financial Products	$ 3 Month 7.00% per annum (approximately 1.75% for the term of the securities) Callable Yield Notes due January 5, 2011 Linked to the Performance of the Russell 2000® Index
General
•
The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlying. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
Interest will be paid monthly in arrears at a rate expected to be 7.00% per annum (approximately 1.75% for the term of the securities and to be determined on the Trade Date). Interest will be calculated on a 30/360 basis, subject to Early Redemption.

•	The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date on or after November 5, 2010. No interest will accrue or be payable following an Early Redemption.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing January 5, 2011.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about September 30, 2010 (the “Trade Date”) and are expected to settle on or about October 5, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	Russell 2000 Index (“RTY”)	RTY
Interest Rate:	Expected to be 7.00% per annum (approximately 1.75% for the term of the securities and to be determined on the Trade Date). Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid in arrears on November 5, 2010, December 6, 2010 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the performance of the Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

•
If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level is greater than or equal to the Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

• If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after November 5, 2010 upon at least three business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:	A Knock-In Event occurs if the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period.
Knock-In Level:	The Knock-In Level will be 80% of the Initial Level.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level	, subject to a maximum of zero
Initial Level:*	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	December 31, 2010
Maturity Date:†	January 5, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EXQ2
* In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$
(1) We or one of our affiliates may pay discounts and commissions of $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay referral fees to some broker-dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September 21, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated June 24, 2010, the product supplement dated July 23, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated July 23, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000089109210002984/e39475_424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that (i) the securities are not redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 7.00% per annum (approximately 1.75% for the term of the securities), (iii) the term of the securities is exactly three months and (iv) the Knock-In Level is 80% of the Initial Level. In addition, the examples below assume that the Initial Level is 650. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and total payment amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of the Underlying is less than or equal to the Knock-In Level on any trading day during the Observation Period and (b) the Final Level determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level will decrease in comparison to the Initial Level. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during the Observation Period.

Final Level	Percentage Change from the Initial Level to the Final Level	Underlying Return	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
975.00	50%	0%	$1,000	$17.50	$1,017.50
910.00	40%	0%	$1,000	$17.50	$1,017.50
845.00	30%	0%	$1,000	$17.50	$1,017.50
780.00	20%	0%	$1,000	$17.50	$1,017.50
715.00	10%	0%	$1,000	$17.50	$1,017.50
650.00	0%	0%	$1,000	$17.50	$1,017.50
585.00	−10%	−10%	$1,000	$17.50	$1,017.50
552.50	−15%	−15%	$1,000	$17.50	$1,017.50
520.07	−19.99%	−19.99%	$1,000	$17.50	$1,017.50

TABLE 2: A Knock-In Event DOES occur during the Observation Period.

Final Level	Percentage Change from the Initial Level to the Final Level	Underlying Return	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event occurs)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
975.00	50%	0%	$1,000	$17.50	$1,017.50
910.00	40%	0%	$1,000	$17.50	$1,017.50
845.00	30%	0%	$1,000	$17.50	$1,017.50
780.00	20%	0%	$1,000	$17.50	$1,017.50
715.00	10%	0%	$1,000	$17.50	$1,017.50
650.00	0%	0%	$1,000	$17.50	$1,017.50
585.00	−10%	−10%	$900	$17.50	$917.50
520.00	−20%	−20%	$800	$17.50	$817.50
455.00	−30%	−30%	$700	$17.50	$717.50
390.00	−40%	−40%	$600	$17.50	$617.50
325.00	−50%	−50%	$500	$17.50	$517.50
260.00	−60%	−60%	$400	$17.50	$417.50

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated and do not illustrate the calculation or payment of any individual interest payment.

Example 1: The Final Level is 780, an increase of 20% from the Initial Level, and a Knock-In Event does not occur during the Observation Period. Because a Knock-In Event has not occurred, the Redemption Amount is equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level is 780, an increase of 20% from the Initial Level, and a Knock-In Event occurs during the Observation Period. When a Knock-In Event occurs during the Observation Period, the Redemption Amount is determined as follows:

Underlying Return	=	(780 - 650)/650 = 20%, subject to a maximum of 0.00
	=	0%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.00
	=	$1,000

In this example, the Underlying Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level is 585, a decrease of 10% from the Initial Level, and a Knock-In Event does not occur during the Observation Period. The Redemption Amount, when a Knock-In Event has not occurred, is equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level is 585, a decrease of 10% from the Initial Level, and a Knock-In Event occurs during the Observation Period. When a Knock-In Event occurs during the Observation Period, the Redemption Amount is determined as follows:

Underlying Return	=	(585 - 650)/650
	=	−10%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 0.90
	=	$900

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities because the Final Level is less than the Initial Level and a Knock-In Event has occurred. In these circumstances, you will participate in any depreciation in the level of the Underlying from the Initial Level to the Final Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY – You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Level will decrease in comparison to the Initial Level. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION – The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Level is greater than the Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of the Underlying. Assuming the securities are held to maturity and the term of the securities is exactly 3 months, the maximum amount payable with respect to the securities is expected to be $1,017.50 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES – The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date occurring on or after November 5, 2010 upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on such Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying, or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE EQUITY SECURITIES COMPRISING THE UNDERLYING – Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return based on the purchase of shares of the equity securities that comprise the Underlying.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Russell 2000 Index based on its closing levels from January 1, 2005 through September 17, 2010. The closing level of the Russell 2000 Index on September 17, 2010 was 651.44. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. The level of the Underlying may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of your securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing level of the Underlying will remain above the Knock-In Level during the Observation Period. If the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period, and the closing level of the Underlying on the Valuation Date is less than the Initial Level, you will lose money on your investment.

For further information on the Underlying, please refer to the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as short-term debt obligations.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

You should consult your own tax advisor concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the excess of the stated redemption price at maturity of the obligation over the obligation’s issue price.  It is unclear how the rules governing short-term debt obligations apply to short-term debt obligations that have contingent payments, such as the securities.

A cash method U.S. Holder (other than an Electing Cash-method U.S. Holder, as defined below) should include any discount on the security as ordinary income upon receipt.  Upon a sale or exchange of a security, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of the discount that has accrued on a straight-line basis through the date of the sale or exchange, which should be treated as ordinary income.  In addition, a cash method U.S. Holder (other than an Electing Cash-method U.S. Holder) will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the security until it is included in income.

An accrual method, cash method U.S. Holder that elects to accrue the discount currently (an “Electing Cash-method U.S. Holder”), or certain specified taxpayers (e.g., regulated investment companies) should include any discount on the security as ordinary income as it accrues on a straight-line basis, unless it elects to accrue the discount on a constant yield method based on daily compounding.  Upon a sale or exchange of a security, such a U.S. Holder should recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the security.  Such gain or loss will be short-term capital gain or loss, except to the extent of any discount that has accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of the sale or exchange and has not previously been included in income, which should be treated as ordinary income.

Where the security provides for the payment of a coupon or coupons prior to maturity, it is uncertain whether such coupon should be treated as interest income includible in a U.S. Holder's income in accordance with such U.S. Holder's method of accounting (e.g., upon receipt, in the case of a cash method U.S. Holder), or treated as part of the redemption payment at maturity.  In view of this uncertainty, we intend to treat all coupons on the security as ordinary income when paid by us.

You should consult your own tax advisor regarding the alternative ways in which the coupons and the purchase price could be accounted for U.S. federal income tax purposes.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and may receive underwriting discounts and commissions of $2.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse may pay referral fees to some broker-dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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